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Nitesh Sharan	Kellie Leonard
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NIKE, INC. REPORTS FISCAL 2016 FOURTH QUARTER
AND FULL YEAR RESULTS

•	Fourth quarter revenues up 6 percent to $8.2 billion; 9 percent growth excluding currency changes

•	Fourth quarter diluted earnings per share flat to prior year at $0.49

•	Fiscal 2016 revenues up 6 percent to $32.4 billion; 12 percent growth excluding currency changes

•	Fiscal 2016 diluted earnings per share up 17 percent to $2.16

•	Worldwide futures orders up 8 percent; 11 percent growth excluding currency changes

•	Inventories as of May 31, 2016 up 12 percent

BEAVERTON, Ore., June 28, 2016 - NIKE, Inc. (NYSE:NKE) today reported fiscal 2016 financial results for its fourth quarter and full year ended May 31, 2016. Strong global demand fueled revenue increases across nearly all geographies in fiscal 2016, while robust international revenue drove growth in the fourth quarter.

Diluted earnings per share for the quarter were $0.49 as international momentum and a lower average share count were offset by a higher tax rate; a gross margin decline partially due to the clearance of excess inventory in North America; and higher selling and administrative expense.

Fiscal 2016 diluted earnings per share rose 17 percent to $2.16, reflecting revenue growth of 6 percent, gross margin expansion, a lower tax rate and a lower average share count.

"Our consistent growth is fueled by innovation, which is why fiscal 2016 was such a breakthrough year for NIKE in everything we do,” said Mark Parker, President and CEO, NIKE, Inc. “From product to manufacturing to how we serve our consumers - more personally and at scale - we’ve raised the bar of what’s possible. It’s a great time to be in sports, and the NIKE Brand has never been stronger. Fueled by our unrivaled roster of athletes, fiscal 2017’s calendar of sport moments promises to build on our business momentum and inspire consumers.”*

Fourth Quarter Income Statement Review

•	Revenues for NIKE, Inc. rose 6 percent to $8.2 billion, up 9 percent on a currency-neutral basis.

◦
Revenues for the NIKE Brand were $7.7 billion, up 8 percent on a currency-neutral basis driven by double-digit growth in Western Europe, Greater China, Emerging Markets and Japan, including strong growth in Sportswear, Global Football and the Jordan Brand.

◦
Revenues for Converse were $513 million, up 18 percent on a currency-neutral basis, mainly driven by a major system go-live that accelerated orders from the fourth quarter to the third quarter in the prior year.

•
Gross margin declined 30 basis points to 45.9 percent as higher average selling prices were more than offset by higher product costs, the negative impact of clearing excess inventory in North America and unfavorable changes in foreign currency exchange rates.

•
Selling and administrative expense increased 7 percent to $2.8 billion. Demand creation expense was $873 million, up 7 percent, reflecting investments in digital demand creation, sports marketing and brand events which were partially offset by lower advertising expense. Operating overhead expense increased 7 percent to $1.9 billion, reflecting continued growth in the Direct-to-Consumer (DTC) business, and targeted investments in operational infrastructure and consumer-focused digital capabilities.

•
Other income, net was $58 million, primarily comprised of net foreign currency exchange gains. For the quarter, the Company estimates the year-over-year change in foreign currency-related gains and losses included in other income, net, combined with the impact of changes in exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $66 million.

•
The effective tax rate was 21.2 percent, compared to 17.8 percent for the same period last year, primarily due to adjustments in the prior year to reduce tax expense recognized in the interim quarters of fiscal 2015 on intercompany transactions.

•
Net income decreased 2 percent to $846 million as revenue growth was more than offset by lower gross margin, higher selling and administrative expense and a higher tax rate, while diluted earnings per share remained unchanged from the prior year at $0.49 reflecting a 2 percent decline in the weighted average diluted common shares outstanding.

Fiscal 2016 Income Statement Review

•	Revenues for NIKE, Inc. rose 6 percent to $32.4 billion, up 12 percent on a currency-neutral basis.

◦	Revenues for the NIKE Brand were $30.5 billion, up 13 percent excluding the impact of changes in foreign currency.

◦
NIKE Brand sales to wholesale customers increased 9 percent on a currency-neutral basis while DTC revenues grew to $7.9 billion, up 25 percent excluding the impact of changes in foreign currency, driven by a 51 percent increase in online sales, the addition of new stores and 10 percent growth in comparable store sales. As of May 31, 2016, the NIKE Brand had 919 DTC stores in operation as compared to 832 a year ago.

◦
On a currency neutral basis, NIKE Brand revenue growth was driven by robust growth in every geography as well as most key categories including Sportswear, Running and the Jordan Brand. Our Men’s, Women’s and Young Athletes’ businesses all grew double-digits.

◦	Revenues for Converse were $2.0 billion, up 2 percent on a currency neutral basis, mainly driven by strong growth in the United States and Asia Pacific, slightly offset by lower sales in Europe.

•
Gross margin expanded 20 basis points to 46.2 percent primarily driven by higher average selling prices and growth in the higher margin DTC business which were partially offset by higher product costs, the negative impact of foreign currency exchange rates, and the impact from clearing excess inventory in North America.

•
Selling and administrative expense grew 6 percent to $10.5 billion. Demand creation expense was $3.3 billion, up 2 percent, reflecting investments in DTC marketing, brand events and sports marketing, which were partially offset by lower advertising expense. Operating overhead expense increased 8 percent to $7.2 billion due to the expanding DTC business, and targeted investments in operational infrastructure and consumer-focused digital capabilities.

•
Other income, net was $140 million for the fiscal year, mainly comprised of net foreign currency exchange gains. For the year, the Company estimates the year-over-year change in foreign currency-related gains and losses included in other income, net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $423 million.

•
The effective tax rate was 18.7 percent, compared to 22.2 percent in the prior year, primarily due to an increase in the proportion of earnings from operations outside of the United States, which are generally subject to a lower tax rate.

•
Net income increased 15 percent to $3.8 billion reflecting strong global revenue growth, gross margin expansion and a lower tax rate. Diluted earnings per share increased 17 percent to $2.16, reflecting growth in net income and the additional benefit of a decline in the weighted average diluted common shares outstanding.

May 31, 2016 Balance Sheet Review

•
Inventories for NIKE, Inc. were $4.8 billion, up 12 percent from May 31, 2015, driven by a 6 percent increase in NIKE Brand wholesale unit inventories, increases in average product cost per unit, and growth in our DTC business, partially offset by changes in the value of inventories due to foreign currency exchange rates.

•
Cash and short-term investments were $5.5 billion, $467 million lower than last year as growth in net income and proceeds from the issuance of debt in the second quarter were more than offset by share repurchases, investments in infrastructure and working capital, higher dividends, and a reduction in collateral received from counterparties to foreign currency hedging instruments.

Share Repurchases

During the fourth quarter, NIKE, Inc. repurchased a total of 9.0 million shares for approximately $540 million as part of the four-year, $12 billion program approved by the Board of Directors in November 2015. As of the end of fiscal 2016, a total of 20.1 million shares had been repurchased under this program for approximately $1.2 billion, at an average cost of $59.21 per share.

In fiscal 2016, NIKE, Inc. repurchased a total of 55.4 million shares for approximately $3.2 billion, at an average cost of $58.44, under the new $12 billion program currently in use as well as the previous $8 billion program approved by the Board of Directors in September 2012.

Futures Orders

As of May 31, 2016, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from June through November 2016 totaled $14.9 billion, 8 percent higher than orders reported for the same period last year, and 11 percent higher on a currency neutral basis.*

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on June 28, 2016, to review fiscal fourth quarter and full year results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, July 5, 2016.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, distributes and licenses casual sneakers, apparel and accessories; and Hurley, which designs and distributes a line of action sports and youth lifestyle apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.NIKE.com and individuals can follow @NIKE.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures, “at once” and closeout orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a portion of the business does not report futures orders.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions, except per share data)	5/31/2016	5/31/2015	Change	5/31/2016	5/31/2015	Change
Revenues	$8,244	$7,779	6%	$32,376	$30,601	6%
Cost of sales	4,458	4,186	6%	17,405	16,534	5%
Gross profit	3,786	3,593	5%	14,971	14,067	6%
Gross margin	45.9%	46.2%		46.2%	46.0%

Demand creation expense	873	819	7%	3,278	3,213	2%
Operating overhead expense	1,893	1,776	7%	7,191	6,679	8%
Total selling and administrative expense	2,766	2,595	7%	10,469	9,892	6%
% of revenue	33.6%	33.4%		32.3%	32.3%

Interest expense (income), net	5	4	—	19	28	—
Other (income) expense, net	(58)	(58)	—	(140)	(58)	—
Income before income taxes	1,073	1,052	2%	4,623	4,205	10%
Income tax expense	227	187	21%	863	932	-7%
Effective tax rate	21.2%	17.8%		18.7%	22.2%

NET INCOME	$846	$865	-2%	$3,760	$3,273	15%

Earnings per common share:
Basic	$0.50	$0.50	0%	$2.21	$1.90	16%
Diluted	$0.49	$0.49	0%	$2.16	$1.85	17%

Weighted average common shares outstanding:
Basic	1,682.4	1,715.0		1,697.9	1,723.5
Diluted	1,723.1	1,759.6		1,742.5	1,768.8

Dividends declared per common share	$0.16	$0.14		$0.62	$0.54

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	May 31,	May 31,	% Change
(Dollars in millions)	2016	2015
ASSETS
Current assets:
Cash and equivalents	$3,138	$3,852	-19%
Short-term investments	2,319	2,072	12%
Accounts receivable, net	3,241	3,358	-3%
Inventories	4,838	4,337	12%
Prepaid expenses and other current assets	1,489	1,968	-24%
Total current assets	15,025	15,587	-4%
Property, plant and equipment, net	3,520	3,011	17%
Identifiable intangible assets, net	281	281	0%
Goodwill	131	131	0%
Deferred income taxes and other assets[1]	2,439	2,587	-6%
TOTAL ASSETS	$21,396	$21,597	-1%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$44	$107	-59%
Notes payable	1	74	-99%
Accounts payable	2,191	2,131	3%
Accrued liabilities[1]	3,037	3,949	-23%
Income taxes payable	85	71	20%
Total current liabilities	5,358	6,332	-15%
Long-term debt	2,010	1,079	86%
Deferred income taxes and other liabilities[1]	1,770	1,479	20%
Redeemable preferred stock	—	—	—
Shareholders' equity	12,258	12,707	-4%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$21,396	$21,597	-1%
[1] During the fourth quarter of fiscal 2016, NIKE, Inc. adopted Accounting Standard Update No. 2015-17, which requires all deferred tax assets and deferred tax liabilities to be classified as non-current. All periods presented have been updated to reflect these changes.

NIKE, Inc.
DIVISIONAL REVENUES

				% Change Excluding Currency Changes[2]				% Change Excluding Currency Changes[2]
	THREE MONTHS ENDED		%		TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2016	5/31/2015[1]	Change		5/31/2016	5/31/2015[1]	Change
North America
Footwear	$2,367	$2,317	2%	2%	$9,299	$8,506	9%	10%
Apparel	1,163	1,187	-2%	-2%	4,746	4,410	8%	8%
Equipment	205	228	-10%	-10%	719	824	-13%	-13%
Total	3,735	3,732	0%	0%	14,764	13,740	7%	8%
Western Europe
Footwear	1,027	900	14%	15%	3,985	3,876	3%	14%
Apparel	411	310	33%	34%	1,628	1,552	5%	16%
Equipment	64	57	12%	13%	271	277	-2%	8%
Total	1,502	1,267	19%	19%	5,884	5,705	3%	14%
Central & Eastern Europe
Footwear	224	237	-5%	-2%	882	827	7%	23%
Apparel	102	102	0%	5%	463	499	-7%	9%
Equipment	19	21	-10%	1%	86	95	-9%	7%
Total	345	360	-4%	0%	1,431	1,421	1%	17%
Greater China
Footwear	681	551	24%	28%	2,599	2,016	29%	33%
Apparel	268	245	9%	14%	1,055	925	14%	17%
Equipment	30	33	-9%	1%	131	126	4%	7%
Total	979	829	18%	23%	3,785	3,067	23%	27%
Japan
Footwear	187	145	29%	22%	570	452	26%	34%
Apparel	70	63	11%	4%	228	230	-1%	5%
Equipment	23	22	5%	-3%	71	73	-3%	3%
Total	280	230	22%	15%	869	755	15%	22%
Emerging Markets
Footwear	596	631	-6%	13%	2,536	2,641	-4%	14%
Apparel	226	249	-9%	10%	947	1,021	-7%	11%
Equipment	50	54	-7%	9%	218	236	-8%	11%
Total	872	934	-7%	12%	3,701	3,898	-5%	13%
Global Brand Divisions[3]	12	30	-60%	-59%	73	115	-37%	-30%
Total NIKE Brand	7,725	7,382	5%	8%	30,507	28,701	6%	13%
Converse	513	435	18%	18%	1,955	1,982	-1%	2%
Corporate[4]	6	(38)	—	—	(86)	(82)	—	—
Total NIKE, Inc. Revenues	$8,244	$7,779	6%	9%	$32,376	$30,601	6%	12%

Total NIKE Brand
Footwear	$5,082	$4,781	6%	9%	$19,871	$18,318	8%	15%
Apparel	2,240	2,156	4%	7%	9,067	8,637	5%	11%
Equipment	391	415	-6%	-3%	1,496	1,631	-8%	-2%
Global Brand Divisions[3]	12	30	-60%	-59%	73	115	-37%	-30%
[1] Certain prior year amounts have been reclassified to conform to fiscal 2016 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[2] Fiscal 2016 results have been restated using fiscal 2015 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through our central foreign exchange risk management program.

NIKE, Inc.
SUPPLEMENTAL NIKE BRAND REVENUE DETAILS
				% Change Excluding Currency Changes[2]
	YEAR ENDED		%
(Dollars in millions)	5/31/2016	5/31/2015[1]	Change
NIKE Brand Revenues by:
Sales to Wholesale Customers	$22,577	$21,952	3%	9%
Sales Direct to Consumer	7,857	6,634	18%	25%
Global Brand Divisions[3]	73	115	-37%	-30%
Total NIKE Brand Revenues	$30,507	$28,701	6%	13%

NIKE Brand Revenues on a Wholesale Equivalent Basis:[4]
Sales to Wholesale Customers	$22,577	$21,952	3%	9%
Sales from our Wholesale Operations to Direct to Consumer Operations	4,672	3,881	20%	27%
Total NIKE Brand Wholesale Equivalent Revenues	$27,249	$25,833	5%	12%

NIKE Brand Wholesale Equivalent Revenues by:[4]
Men's	$15,410	$14,689	5%	11%
Women’s	6,296	5,732	10%	17%
Young Athletes'	4,560	4,301	6%	11%
Others[5]	983	1,111	-12%	-4%
Total NIKE Brand Wholesale Equivalent Revenues	$27,249	$25,833	5%	12%

NIKE Brand Wholesale Equivalent Revenues by:[4]
Running	$5,017	$4,863	3%	10%
NIKE Basketball	1,378	1,385	-1%	2%
Jordan Brand	2,753	2,329	18%	21%
Football (Soccer)	2,143	2,250	-5%	7%
Men’s Training	2,611	2,545	3%	6%
Women’s Training	1,344	1,281	5%	11%
Action Sports	711	737	-4%	3%
Sportswear	7,513	6,604	14%	22%
Golf	706	769	-8%	-6%
Others[6]	3,073	3,070	0%	6%
Total NIKE Brand Wholesale Equivalent Revenues	$27,249	$25,833	5%	12%
[1] Certain prior year amounts have been reclassified to conform to fiscal 2016 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[2] Fiscal 2016 results have been restated using fiscal 2015 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] References to NIKE Brand wholesale equivalent revenues are intended to provide context as to the total size of our NIKE Brand market footprint if we had no Direct to Consumer operations. NIKE Brand wholesale equivalent revenues consist of 1) sales to external wholesale customers and 2) internal sales from our wholesale operations to our Direct to Consumer operations which are charged at prices that are comparable to prices charged to external wholesale customers.

[5] Others include all unisex products, equipment and other products not allocated to Men's, Women's and Young Athletes', as well as certain adjustments that are not allocated to products designated by gender or age.

[6] Others include all other categories and certain adjustments that are not allocated at the category level.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2016	5/31/2015[2]	Change	5/31/2016	5/31/2015[2]	Change
North America	$936	$1,060	-12%	$3,763	$3,645	3%
Western Europe	308	277	11%	1,434	1,275	12%
Central & Eastern Europe	46	71	-35%	289	249	16%
Greater China	357	266	34%	1,372	993	38%
Japan	55	38	45%	174	100	74%
Emerging Markets	191	192	-1%	892	818	9%
Global Brand Divisions[3]	(722)	(627)	-15%	(2,596)	(2,267)	-15%
TOTAL NIKE BRAND	1,171	1,277	-8%	5,328	4,813	11%
Converse	128	80	60%	487	517	-6%
Corporate[4]	(221)	(301)	27%	(1,173)	(1,097)	-7%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	1,078	1,056	2%	4,642	4,233	10%
Interest expense (income), net	5	4	—	19	28	—
TOTAL INCOME BEFORE INCOME TAXES	$1,073	$1,052	2%	$4,623	$4,205	10%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense.

[2] Certain prior year amounts have been reclassified to conform to fiscal 2016 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of May 31, 2016

	Reported Futures Orders	Excluding Currency Changes[2]

North America	6%	6%
Western Europe	8%	11%
Central & Eastern Europe	3%	7%
Greater China	19%	24%
Japan	24%	15%
Emerging Markets	3%	13%
Total NIKE Brand Reported Futures	8%	11%
[1] Futures orders for NIKE Brand footwear and apparel scheduled for delivery from June 2016 through November 2016. NIKE Brand reported futures include (1) orders from external wholesale customers and (2) internal orders from our DTC in-line stores and e-commerce operations which are reflected at prices that are comparable to prices charged to external wholesale customers. The U.S. Dollar futures orders amount is calculated based upon our internal forecast of the currency exchange rates under which our revenues will be translated during this period.

The reported futures orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing, changes in the mix of orders between futures and at-once orders, and because the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between futures orders and actual revenues. Moreover, a portion of our revenue is not derived from futures orders, including sales of at-once and closeout NIKE Brand footwear and apparel, all sales of NIKE Brand equipment, the difference between retail sales and internal orders from our DTC in-line stores and e-commerce operations, and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of foreign currency exchange rate fluctuations.